UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 09, 2022

TerrAscend Corp.

(Exact name of Registrant as Specified in Its Charter)

Canada	000-56363	Not applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3610 Mavis Road
Mississauga, Ontario, Canada		L5C 1W2
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 855 837-7295

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	TRSSF	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 9, 2022, TerrAscend Corp., an Ontario corporation (“TerrAscend”), Arise Bioscience, Inc. (“Arise”), a Delaware corporation and a wholly-owned subsidiary of TerrAscend and TerrAscend Canada Inc. (“TerrAscend Canada”), an Ontario corporation and wholly-owned subsidiary of TerrAscend (collectively, the “Debt Issuers”), entered into a Debt Settlement Agreement (the “Debt Settlement Agreement”) with Canopy USA, LLC (“Canopy USA”), Canopy USA I Limited Partnership and Canopy USA III Limited Partnership (collectively, the “Canopy USA Entities”) pursuant to which (i) certain obligations of the Debt Issuers (the “Debt Obligations”) were extinguished, (ii) certain existing warrants held by the Canopy USA Entities to purchase common shares (the “Common Shares”) of TerrAscend (the “TerrAscend Warrants”) were canceled, (iii) new Exchangeable Shares of TerrAscend (the “New Shares”) were issued to certain of the Canopy USA Entities and (iv) new warrants to purchase Common Shares (the “New Warrants”) were issued to certain of the Canopy USA Entities.

The Debt Obligations retired pursuant to the Debt Settlement Agreement, including all principal and interest on the amounts outstanding thereunder, consisted of (a) a non-convertible debenture dated December 10, 2020 issued by Arise with an aggregate principal amount of USD $20.0 million, (b) a non-convertible debenture dated March 10, 2020 issued by TerrAscend Canada with an aggregate principal amount of CAD $80.5 million and (c) a loan receivable dated February 4, 2020 owing by TerrAscend Canada in the amount of CAD $13.2 million. The TerrAscend Warrants canceled pursuant to the Debt Settlement Agreement represented warrants to purchase 22,474,130 Common Shares at exercise prices ranging from CAD $3.74 to CAD $17.19 per Common Share.

Pursuant to the Debt Settlement Agreement, 24,601,467 New Shares were issued to certain of the Canopy USA Entities. As outlined in TerrAscend’s Articles of Amendment dated November 29, 2018, beginning on the date following satisfaction and completion of (i) the occurrence of the Triggering Event (as defined below) and (ii) all stock exchanges upon which the securities of the holder of the New Shares (or any entity of which the holder is a subsidiary) are listed for trading have approved the exchange of the New Shares into a Common Share, to extent that any such approval is required, any New Shares may, at the option of the holder, be exchanged for one Common Share. A “Triggering Event” means the earlier of: (i) the date that federal laws regarding the cultivation, distribution or possession of marijuana in the United States are changed, such that the Company is fully compliant with federal regulation in the United States; and (ii) the date that all stock exchanges upon which the securities of the holder of the New Shares (or any entity of which the holder is a subsidiary) are listed for trading have amended their policies to permit listed issuers to invest in entities that are engaged in the cultivation, distribution or possession of marijuana in states in the United States where it is legal to do so, such that the holder of the New Shares (and any entity of which the holder is a subsidiary) is fully compliant with all rules and regulations of all stock exchanges upon which the securities of the holder of the Exchangeable Shares (or any entity of which the holder is a subsidiary) are listed for trading. Pursuant to the Debt Settlement Agreement, New Warrants to purchase 22,474,130 Common Shares were issued to certain Canopy USA Entities at exercise prices ranging from CAD $3.74 to CAD $17.19. The New Warrants will expire December 31, 2032.

The foregoing description of the Debt Settlement Agreement is qualified in its entirety by reference to the full text of the Debt Settlement Agreement, a copy of which will be filed as an exhibit to TerrAscend’s Annual Report on Form 10-K for the year ended December 31, 2022.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

The securities issued in connection with the Debt Settlement Agreement were issued, and the underlying shares of common shares will be issued, in reliance on the exemption from registration requirements provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TerrAscend Corp.

Date:	December 9, 2022	By:	/s/ Keith Stauffer
Keith Stauffer Chief Financial Officer